Exhibit 99.1

For more information:

John Ritchie

Chief Financial Officer

Ubiquiti Networks

408.942.3085 ext 329

Ubiquiti Networks Adds Ron Sege to Board of Directors

SAN JOSE, Calif., October 10, 2012 — Ubiquiti Networks, Inc. (Nasdaq: UBNT), a next-generation communications technology company, today announced that Ron Sege, Chairman and CEO of Echelon Corporation (NASDAQ: ELON), has joined the company’s board of directors.

“We are excited to have Ron advising Ubiquiti as the company expands our technology and looks to disrupt new markets,” said Robert Pera, founder and CEO of Ubiquiti Networks.

“I am very pleased to join the Board of Ubiquiti,” said Ron Sege. “The value that Ubiquiti has brought to customers through passionate innovation in wireless technologies and distribution models is unique and profound. I believe there is tremendous opportunity to bring this innovation to adjacent markets in the future.”

Ron Sege has served as a director and President and Chief Executive Officer of Echelon Corporation since August 2010. He has been Chairman of the Board of Directors of Echelon since October 2011. He served as President, Chief Operating Officer, and Board member of 3Com Corporation from 2008 through its acquisition by HP. Prior to 3Com, Mr. Sege was President and Chief Executive Officer of Tropos Networks, Inc., a provider of wireless broadband networks, from 2004 to 2008. Prior to Tropos, Mr. Sege was President and Chief Executive Officer of Ellacoya Networks, Inc., a provider of broadband service optimization solutions based on deep packet inspection technology. Mr. Sege also served as Executive Vice President of Lycos, Inc., the Internet search engine. During the nine year period from 1989-1998, he served in a variety of senior management roles at 3Com Corporation, including Executive Vice President, Global Systems Business Unit. Mr. Sege holds an MBA from Harvard University and a bachelor’s degree from Pomona College.

About Ubiquiti Networks

Ubiquiti Networks is a next-generation communications technology company that designs and manufactures proprietary technologies. Since 2005, Ubiquiti’s products and solutions have bridged the digital divide between emerging and developed markets by fundamentally changing the economics of deploying high performance networking solutions in underserved and underpenetrated markets globally. Our technology platforms airMAX, UniFi, airFiber, airVision, mFi and EdgeMAX, focus on delivering industry-leading performance, compelling price-performing characteristics and an unparalleled user experience. Ubiquiti has reduced high product and network deployment costs and other business model inefficiencies to enable rapid market adoption of their products and solutions in emerging markets. For more information visit http://www.ubnt.com/.

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